Exhibit 10.4

POTASH CORPORATION OF SASKATCHEWAN INC.

OPTION AGREEMENT

(FORM)

This OPTION AGREEMENT (this “Agreement”) is made as of              , 20    , by and between Potash Corporation of Saskatchewan Inc., a corporation subsisting under the laws of Canada, and                      (the “Grantee”).

1. Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Corporation’s 2016 Long-Term Incentive Plan (the “Plan”).

2. Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee that was duly adopted on              , 20    , the Corporation has granted to the Grantee as of              , 20     (the “Date of Grant”) an Option to purchase                  Common Shares (the “Option”) at an Exercise Price of $         per Common Share, which represents at least the Fair Market Value on the Date of Grant (the “Option Exercise Price”).

3. Vesting of Option.

(a) The Option (unless terminated as hereinafter provided) shall become exercisable in full on the third anniversary of the Date of Grant if the Grantee shall have been in the continuous employ of the Corporation or any Subsidiary until such date (the period from the Date of Grant until the third anniversary of the date of grant, the “Vesting Period”). For purposes of this Agreement, the Grantee shall be deemed to have ceased “continuous employment” (or substantially similar terms) upon a termination of employment as described in Section 9.12 of the Plan.

(b) Notwithstanding Section 3(a) above, the Option is subject to potential vesting pursuant to Section 4.6 and Article 7 of the Plan. If the Grantee is a U.S. Taxpayer, the following terms used in the Plan will have the following definitions:

(i) “Disabled” (or similar terms) means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A U.S. Taxpayer will be deemed disabled if determined to be disabled in accordance with a disability insurance program maintained by the Corporation, to the extent the determination of Disability under such program is consistent with this definition and guidance under Section 409A.

(ii) “Retirement” (or similar terms) means the Grantee’s separation from service after attaining age 55 and completing 5 years of service.

4. Termination of the Option. Subject to Section 4.3(b) of the Plan, the Option shall terminate on the 10th anniversary of the Date of Grant, unless earlier terminated as provided in the Plan.

5. Exercise and Payment of Option. To the extent exercisable, and subject to Section 4.5 of the Plan, the Option may be exercised in whole or in part from time to time and will be settled in Common Shares issued from treasury by the Grantee delivering to the Corporation a fully completed Exercise Notice specifying the number of Common Shares in respect of which the Option is being exercised and paying the aggregate Exercise Price for such Common Shares. The Exercise Price shall be payable (a) with a bank draft or certified cheque in an amount equal to the aggregate Exercise Price of the Common Shares to be purchased, (b) by a broker-assisted “cashless exercise” method as described in Section 4.5(b) of the Plan, or (c) by a combination of such methods of payment.

6. Transferability, Binding Effect.

(a) Except as otherwise provided in Section 6(b), and subject to Section 3.5 of the Plan, the Option is not transferable by the Grantee otherwise than by will or the laws of descent and distribution. In no event shall this award be transferred for value.

(b) Notwithstanding Section 6(a), the Option may be assigned to one or more Permitted Assignees; provided, however, that prior to any such assignment, (i) the Grantee shall advise the Corporation, in a writing delivered to Potash Corporation of Saskatchewan Inc., 122 1st Avenue South, Saskatoon, Saskatchewan, Canada S7K 7G3, Attention: General Counsel, of all pertinent information concerning the proposed assignment, including the date of the assignment, the number of shares involved, the relationship of the assignee to the Grantee and the address and telephone number of the assignee, and (ii) the assignee shall agree in a writing so delivered to advise the Corporation in writing of any change in the name, address or telephone number of the assignee. Any Permitted Assignee to whom the Option is assigned pursuant to this Section 6(b) shall agree to be bound by all of the terms and conditions of the Plan and this Agreement.

7. No Dividend Equivalents. The Grantee shall not be entitled to dividend equivalents with respect to the Option or the Common Shares underlying the Option.

8. Adjustments. The number of Common Shares issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 6.1 of the Plan.

9. Withholding Taxes. To the extent that the Corporation is required to withhold federal, provincial, state, local or foreign taxes in connection with any payment made to or benefit realized by the Grantee or other person under the Option, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Corporation of a portion of the Common Shares to be delivered to the Grantee or by delivering to the Corporation other Common Shares held by the Grantee. If such election is made, the shares so retained shall be credited against such withholding requirement at the market value of such Common Shares on the date of such delivery. In no event will the market value of the Common Shares to be withheld and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

10. Compliance with Law. The Corporation shall make reasonable efforts to comply with all applicable federal, provincial and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Corporation shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. The Option shall not be exercisable if such exercise would involve a violation of any law.

11. No Right to Future Awards or Employment. The Option award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The Option award and any related payments made to the Grantee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon the Grantee any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor will it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate the Grantee’s employment or other service at any time.

12. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Corporation or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Corporation or any of its Subsidiaries.

13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that, subject to Section 8.1 of the Plan, no amendment shall adversely affect the Grantee’s rights with respect to the options without the Grantee’s consent.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Relation to Plan. Notwithstanding anything in this Agreement to the contrary, the Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, including Section 9.3 thereof. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation (as previously adopted and, from time to time, amended by the Board), a copy of which shall be distributed to the Grantee. The Option granted under this Agreement is intended to be a non-qualified option and shall not be treated as an incentive stock option for United States tax purposes.

16. Electronic Delivery. The Corporation may, in its sole discretion, deliver any documents related to the Option and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

17. Governing Law. This Agreement shall be governed by, construed and administered in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

18. Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Corporation.

19. Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, effective as of the day and year first above written.

POTASH CORPORATION OF SASKATCHEWAN INC.

By:
Name:
Title:

The undersigned hereby acknowledges receipt of an executed version of this Agreement and accepts the award of Option granted hereunder on the terms and conditions set forth herein and in the Plan.

GRANTEE

By:
Name:

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